Filed Pursuant to Rule 424(b)(5)

Registration No. 333-204581

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 29, 2015)

15,000,000 Shares of Common Stock

We are offering 15,000,000 shares of our common stock, $0.001 par value per share, to accredited investors pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement with such investors. In a concurrent private placement, we are selling to such investors warrants to purchase 100% of the number of shares of our common stock purchased by such investor in this offering. The warrants and the shares of our common stock issuable upon the exercise of the warrants are not being registered under the Securities Act of 1933, as amended, (the "Securities Act"), are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. We are offering the shares and warrants as units, with each unit consisting of one share and a warrant to purchase one share of common stock, at a price per unit of $0.152 and will receive aggregate gross proceeds of $2,280,000. The shares and the warrants are immediately separable and will be issued separately.

Our common stock is listed on The Nasdaq Capital Market under the symbol "TWER". The warrants being issued in the concurrent private placement are not listed on any securities exchange and we do not expect to list the Warrants. On June 16, 2016, the last reported sale price per share of our common stock was $0.19 per share. As of June 16, 2016, the aggregate market value of our outstanding common stock held by non-affiliates (the public float) was approximately $23,212,632, which was calculated based on 64,479,533 shares of outstanding common stock held by non-affiliates and on a price per share of $0.36 the closing price of our common stock on May 18, 2016. In no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar month period that ends on, and includes, the date of this prospectus supplement, we have not offered and sold any other securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page S-8 of this prospectus supplement and on page 7 of the accompanying prospectus and the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are not paying underwriting discounts or commissions, so the proceeds to us, after expenses, will be approximately $2,229,000. We estimate the total expenses of this offering will be approximately $51,000.

We expect to deliver the common stock sold in this offering on or about June 20, 2016 against payment in immediately available funds.

The date of this prospectus supplement is June 17, 2016.

ABOUT THIS PROSPECTUS	5
OUR BUSINESS	5
RISK FACTORS	7
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	25
USE OF PROCEEDS	25
THE SECURITIES WE MAY OFFER	26
DESCRIPTION OF CAPITAL STOCK	26
DESCRIPTION OF WARRANTS	31
DESCRIPTION OF UNITS	33
PLAN OF DISTRIBUTION	33
LEGAL MATTERS	37
EXPERTS	37
WHERE YOU CAN FIND MORE INFORMATION	37
INCORPORATION OF DOCUMENTS BY REFERENCE	37

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About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus relate to a registration statement (No. 333-204581) that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, in one or more offerings sell any combination of common stock, preferred stock, warrants or units, such combination not to exceed 16,000,000 shares of common stock on a fully diluted basis..

This prospectus supplement and the accompanying prospectus provide specific information about the offering by us of our securities under the shelf registration statement. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated May 29, 2015, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "Towerstream," "the Company," "our company," "we," "us," "our" or similar references mean collectively Towerstream Corporation and its subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Prospectus Supplement Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information under the heading "Risk Factors" in this prospectus supplement on page S-8 and in the accompanying prospectus on page 7, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Business Overview

Towerstream Corporation (“Towerstream”, “we”, “us”, “our” or the “Company”) is primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S. The Company was incorporated in December 1999.

During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

Beginning in the first half of 2014, the Company has shifted its sales and marketing strategy to focus on its On-Net platform. Traditionally, the Company has connected, or “lit”, individual customers in a building with bandwidth for internet connectivity. Under its On-Net platform, the Company is able to connect, or “light”, the entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment have improved even as the cost has decreased. As a result, Towerstream is able to leverage the initial installation cost to serve the entire building tenant base. In place of a wireless install for every single customer, Towerstream now only has to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Towerstream also benefits by not having to incur additional antenna rental costs at its Points-of-Presence (“PoP”). Instead of having multiple antennas on both the customer building and the PoP, there generally needs to be only one antenna on each location.

Currently Towerstream is offering 20M, 50M, 100M up to 1000M bandwidth denominations.  This unique portfolio of bandwidth services is able to go up and down existing markets from small business to fortune 500 companies.

Towerstream exited its capital intensive shared wireless Hetnets business at the end of 2015, secured a long term revenue and cashflow generating agreement with Time Warner Cable which purchased the Hetnets business and assumed all liabilities associated with it, and realized substantial write-downs from discontinued operations related to this sale which impacted shareholders equity in the fourth quarter of 2015 and first quarter of 2016. However, on May 10, 2016, the Company reported results for the first quarter ended March 31, 2016, including a 25% increase in contracts in April 2016 over March 2016 and a 57% increase in On-Net contracts. The Company also forecasted a 46% reduction in cash burn to $2.6 million for the second quarter ending June 30, 2016 as compared to the first quarter ended March 31, 2016 (down from $5.9 million for the third quarter ended September 30, 2016). Importantly, the Company announced growth in the On-Net platform to 241 buildings, with the Company on target to reach 400 buildings by year-end. Thereafter, on June 2, 2016, the Company provided updated guidance for the second quarter ending June 30, 2016, including forecasted adjusted EBITDA from continuing operations between a loss of just $250,000 and a profit of $250,000; a 15% increase in On-Net contracts in May 2016 over the prior high in April 2016; and having surpassed the 250 On-Net building mark in May 2016, as well as had sufficient equipment inventory on hand to bring an additional 300 buildings “On-Net” at significantly reduced capital expenditure costs.

Our Networks

The foundation of our networks consist of Points of Presence (or "PoPs" or "Company Locations") which are generally located on very tall buildings in each urban market. We enter into long term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet or to pass small cell signals to carriers and other service providers. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location. Our Points of Presence are utilized by both our Fixed Wireless and Shared Wireless Infrastructure segments.

We install additional equipment at other locations for each of our business segments. We install equipment on the rooftops of the buildings in which our fixed wireless segment customers operate and refer to these as "Customer Locations". This equipment includes receivers and antennas, and a wireless connection is established between the Customer Location to one or more of our PoPs. This equipment enables us to operate our Wi-Fi network which we own and control, as well as equipment to backhaul data traffic off of the rooftop to our core network. We expect that customers that want to utilize our street level rooftops to deploy small cell technologies will bring their own equipment and connect it to our network.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages. Conversely, our competitors are at greater risk as copper and fiber connections are typically installed at or below ground level and more susceptible to network service issues during disasters and outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions. Our acquisitions include (i) Sparkplug Chicago, Inc., operating in Chicago, Illinois, (ii) Pipeline Wireless, LLC, operating in Boston, Massachusetts and Providence, Rhode Island, (iii) One Velocity, Inc., operating in Las Vegas and Reno, Nevada (iv) Color Broadband Communications, Inc. (“Color Broadband”), operating in Los Angeles, California, and (v) Delos Internet, operating in Houston, Texas which we completed in February 2013.

We determine which geographic markets to enter by assessing criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market after taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of March 31, 2016, we offered wireless broadband connectivity in 12 markets, of which 10 are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These 10 markets cover approximately 60% of small and medium businesses (5 to 249 employees) in the United States.

We believe there are market opportunities beyond the 12 markets in which we are currently offering our services. Our long-term plan is to expand nationally into other top metropolitan markets in the United States. We believe that acquisitions represent a more cost effective manner to expand into new markets rather than to build our own infrastructure. Since 2010, we have completed five acquisitions, of which two were in new markets and three expanded our presence in existing markets. We have paid for these acquisitions through a combination of cash and equity, and believe that future acquisitions will be paid in a similar manner. Our decision to expand into new markets will depend upon many factors including the timing and frequency of acquisitions, national and local economic conditions, and the opportunity to leverage existing customer relationships in new markets.

Competition

The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of different technology platforms including cable networks, digital subscriber lines (“DSL”), third-generation cellular, satellite, wireless Internet service and other emerging technologies. We compete with these companies on the basis of the portability, ease of use, speed of installation and price. Competitors to our wireless broadband services include:

Incumbent Local Exchange Carriers and Competitive Local Exchange Carriers

We face competition from traditional wireline operators in terms of price, performance, discounted rates for bundles of services, breadth of service, reliability, network security, and ease of access and use. In particular, we face competition from Verizon Communications Inc. and AT&T Inc. which are referred to as “incumbent local exchange carriers,” or (“ILECS”), as well as “competitive local exchange carriers,” or (“CLECS”), such as TelePacific Communications, MegaPath Networks, and EarthLink, Inc.

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Comcast Corporation, Time Warner Cable, Charter, Cox Communications and incumbent telephone companies, such as AT&T Inc. or Verizon Communications Inc. Both the cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional two-way voice, video and broadband services.

Cellular and CMRS Services

Cellular and other Commercial Mobile Radio Service (“CMRS”) carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face. Moreover, more advanced cellular and CMRS technologies, such as fourth generation Long Term Evolution (“LTE”) mobile technologies, currently offer broadband service with packet data transfer speeds of up to 2,000,000 bits per second for fixed applications, and slower speeds for mobile applications. We expect that LTE technology will be improved to increase connectivity speeds to make it more suitable for a range of advanced applications.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use licensed and unlicensed spectrum. In connection with our merger and acquisition activities, we have determined that most of our current and planned markets already have one or more locally based companies providing wireless broadband Internet services. In addition, many local governments, universities and other related entities are providing or subsidizing Wi-Fi networks over unlicensed spectrum, in some cases at no cost to the user. There exist numerous small urban and rural wireless operations offering local services that could compete with us in our present or planned geographic markets.

Satellite

Satellite providers, such as WildBlue Communications, Inc. and Hughes Network Systems, LLC, offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge a satellite provider’s ability to provide some services, such as Voice over Internet Protocol (“VoIP”), which reduces the size of the addressable market.

Other

We believe other emerging technologies may also seek to enter the broadband services market. For example, we are aware that several power generation and distribution companies are seeking to develop or have already offered commercial broadband Internet services over existing electric power lines.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that will allow us to retain existing customers and attract new customers over time.

Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect our customers to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple national Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 1.5 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

In many cases, we can install a new customer and begin delivering Internet connectivity within 3 to 5 business days after receiving a customer’s order. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

Our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six mile radius.

Prime Real Estate Locations

We have secured long term lease agreements for prime real estate locations in the twelve markets in which we have built our fixed wireless network. These locations are some of the tallest buildings in each city which facilitates our ability to deliver Internet connectivity to customer locations where line of sight is not available to our competitors.

Corporate History and Information

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Our principal executive offices are located at 88 Silva Lane, Middletown, Rhode Island, 02842.  Our telephone number is (401) 848-5848. The Company’s website address is http://www.towerstream.com. Information contained on the Company’s website is not incorporated into this prospectus supplement. Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. These reports are also available on the Company's website.

The Offering

The following summary contains basic information about this offering and the offered securities. It does not contain all the information that is important to you. For a more complete understanding of our shares of common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock” and our certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission, or SEC, and are available upon request.

Securities offered by us	15,000,000 shares of common stock

Offering price	$0.152 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock

Common stock outstanding before this offering	66,999,325 shares of common stock outstanding, as of June 16, 2016

Common stock to be outstanding after this offering	81,999,325 shares of common stock

Use of proceeds	We intend to use the net proceeds from the offering to grow our On Net business and for general corporate purposes. See "Use of Proceeds" on page S-22.

Risk factors	Investing in our securities involves significant risks. See "Risk Factors" on page S-8.

Stock symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “TWER”.

Concurrent private placement

In a concurrent private placement, we are selling to the purchasers of shares of our common stock in this offering warrants to purchase 100% of the number of shares of our common stock purchased by such investors in this offering, or up to 15,000,000 warrants. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants will be exercisable at an exercise price of $0.25 per share on the date of issuance, or, if required by the listing rules of The Nasdaq Capital Market or shareholder approval requirements of Nasdaq, on the six month anniversary of the date of issuance. The warrants shall be exercisable on a cash basis if there is an effective registration statement registering the resale of the shares of common stock issuable upon of the warrants on file with the Securities and Exchange Commission prior to the 90 day anniversary of the initial issuance date. If such resale registration statement has not been declared effective by the 90 day anniversary of the initial issuance date, then the warrants shall be exercisable by means of a “cashless exercise.” The warrants and the shares of our common stock issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The shares and the warrants are immediately separable and will be issued separately. See "Private Placement of Warrants."

The number of shares of our common stock to be outstanding immediately after this offering is based on 66,999,325 shares outstanding, as of June 16, 2016, and does not include, as of that date:

●	an aggregate of 6,730,284 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $1.73 per share;

●	up to 797,386 additional shares of common stock that have been reserved for issuance in connection with future grants under our equity incentive plans; and

●	an aggregate of 4,050,000 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.31 per share.

Risk Factors

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under the section captioned "Risk Factors" beginning on page 7 of the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our current or future business strategies.

In order to pursue business strategies, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do these successfully could be affected by any one or more of the following factors:

●	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of our services to achieve market acceptance;

●	our ability to manage third party relationships effectively;

●	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish POPs on their rooftop;

●	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

●	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel, especially individuals experienced in network operations and engineering;

●	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

●	our ability to accurately predict and respond to the rapid technological changes in our industry; and

●	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business strategy and the long term viability of our business.

We depend on the continued availability of leases and licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek initial five year terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

We may not be able to attract and retain customers if we do not maintain and enhance our brand.

We believe that our brand is critical part to our success. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We may pursue acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business including the diversion of management time and focus from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, as well as the financial limitations of the indemnitor or warrantor.

We may continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material transactions. Integrating acquisitions is often costly and may require significant attention from management. Delays or other operational or financial problems that interfere with our operations may result. If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected. In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our fixed wireless segment was launched in 2000 and has incurred losses in each year of operation. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

As of March 31, 2016, we had approximately $9,640,000 in cash and cash equivalents with two large financial banking institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties constructing, upgrading and maintaining our network which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that provide customers with high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not complete these improvements successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation then the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing network improvements and completing maintenance and upgrade projects. Portions of these projects may not be within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

We may be unable to operate in certain markets if we are unable to obtain and maintain rights to use licensed spectrum.

We provide our services in some markets by using spectrum obtained through licenses or long-term leases. Obtaining licensed spectrum can be a long and difficult process that can be costly and require substantial management resources.  Securing licensed spectrum may subject us to increased operational costs, greater regulatory scrutiny and arbitrary government decision making.

Licensed spectrum, whether owned or leased, poses additional risks, including:

●	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases may be conditioned;

●	increases in spectrum acquisition costs or complexity;

●	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

●	adverse changes to regulations governing spectrum rights;

●	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in the licensed or adjacent bands;

●	contractual disputes with, or the bankruptcy or other reorganization of, the license holders which could adversely affect control over the spectrum;

●	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

●	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in all of our markets to provide our service offerings.  Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future.  The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues and adversely impact our operating results. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

●	interruptions to the delivery of services to customers over our network;

●

the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

●	changes in promotions and new marketing or sales initiatives;

●	new competitors entering the markets in which we offer service; and

●	a reduction in the quality of our customer service billing errors.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenues.

If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no prior history of other companies that have successfully pursued our strategy of delivering fixed wireless bandwidth services to businesses. Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our key personnel across all facets of operations. We do not have an employment agreement with any of these individuals. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of "key man" insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to grow our business and retain our existing customer base.

We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

Since 2010, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

●	failure of the acquired businesses to achieve expected results;

●	integration difficulties could increase customer churn and negatively affect our reputation;

●	diversion of management’s attention and resources to acquisitions;

●	failure to retain key personnel of the acquired businesses;

●	disappointing quality or functionality of acquired equipment and personnel; and

●	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

Our inability to finance acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our common stock as full or partial payment. Using shares of our common stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.  We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers thus impairing future growth.

Customers may perceive that our network is not secure if our data security controls are breached which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security controls, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Related to Discontinued Operations

We may incur additional charges in connection with our decision to exit the Shared Wireless infrastructure business, and any additional costs would adversely impact our cash flows.

 During the fourth quarter of 2015, we determined to exit the Shared Wireless infrastructure business and curtailed activity in our smaller markets. In connection with this action, we recognized charges in the fourth quarter of 2015 aggregating approximately $5,359,000, consisting of approximately $3,284,000 of estimated cost to settle our lease obligations, $1,618,000 to write-off network assets which could not be redeployed into the fixed wireless network and writing off $456,000 of deferred acquisition costs and security deposits which are not expected to be recovered.

  During the first quarter of 2016, we sold the majority of network locations in New York City, our largest market, to a major cable company.  We also determined that we would not be able to sell the remaining network locations in New York City.  As a result, the Company recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords.

We believe that we have recognized principally all of the costs required to exit this business but can provide no assurance that additional costs will not be incurred. Any additional costs would adversely impact our operating results and cash flows, and our stock price could decline.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services.   Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results.  An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges, and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business. If we fail to comply with these regulations, we may be subject to penalties, both monetary and nonmonetary, which may adversely affect our financial condition and results of operations.

On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services is reclassified as telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. As part of the Title II reclassification, the FCC could adopt new regulations requiring broadband service providers to register and pay Universal Service Fund (“USF”) fees as well as submit to a significant amount of other common carrier regulations.

The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on the basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Depending on how the Open Internet rules are implemented, the Open Internet order could limit our ability to manage customers’ use of our networks, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. The FCC Open Internet regulations may constrain our ability to employ bandwidth management practices. Excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

 Risks Related to Our Indebtedness

Our cash flows and capital resources may be insufficient to meet minimum balance requirements or to make required payments on our indebtedness and future indebtedness.

In October 2014, we entered into a loan agreement which provided us with a five-year $35 million term loan. We have agreed to maintain a minimum balance of cash or cash equivalents equal to or greater than $6,500,000 at all times throughout the term of the loan. As of March 31, 2016, we had approximately $9,640,000 in cash and cash equivalents with two large financing banking institutions. The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month LIBOR rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum. The Company paid $743,144 and $705,911 of interest, and accrued $371,572 and $352,956 of PIK interest for the three months ended March 31, 2016 and 2015, respectively.

Our indebtedness could have important consequences to you. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on our long-term debt is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to meet minimum balance requirements, make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our minimum balance requirements or debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our long-term debt agreement are secured by a security interest in all of our assets, exclusive of capital stock of the Company, certain capital leases, certain contracts and certain assets secured by purchase money security interests. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

Our long-term debt agreement contains various covenants limiting the discretion of our management in operating our business.

Our long-term debt agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;

●	grant liens on assets;

●	issue capital stock with certain features;

●	sell or acquire assets outside the ordinary course of business; and

●	make fundamental business changes.

If we fail to comply with the restrictions in our long-term debt agreement, a default may allow the lender under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the lender may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The long-term debt agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

 We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to maintain compliance with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. If our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC.

We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Relating to Our Common Stock and this Offering

NASDAQ has informed us that it has determined to delist our common stock from The Nasdaq Capital Market and if we are not successful in appealing this determination, a delisting of our stock could make it more difficult for investors to sell their shares

Our common stock was approved for listing on The NASDAQ Capital Market in May of 2007 where it continues to be listed. The listing Rules (the “Rules”) of NASDAQ require the company to meet certain requirements. These continued listing standards include specifically enumerated criteria, such as:

•	a $1.00 minimum closing bid price;
•	stockholders’ equity of $2.5 million;
•	500,000 shares of publicly-held common stock with a market value of at least $1 million;
•	300 round-lot stockholders; and
•	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

On May 26, 2016, we received notice from the Listing Qualifications Staff (the “Staff”) of NASDAQ indicating that the Staff had determined to delist the Company’s securities from The Nasdaq Capital Market due to the Company’s continued non-compliance with certain requirements for continued listing unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely requested a hearing before the Panel, which request stayed any delisting action by the Staff.

As previously disclosed in a current report on Form 8-K filed on November 27, 2015, on November 24, 2015, the Staff notified the Company that, based upon the closing bid price of the Company’s common stock for the 30 prior consecutive business days, the Company no longer satisfied the minimum $1.00 closing bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), and had been provided a 180-day grace period to regain compliance with that requirement, through May 23, 2016.  As previously disclosed in a current report on Form 8-K filed on May 23, 2016, on May 17, 2016, the Staff also notified the Company that it no longer satisfied the minimum $2.5 million stockholders’ equity requirement or either alternative to that standard, as set forth in Nasdaq Listing Rule 5550(b).

The Company intends to present its plan to evidence compliance with all applicable criteria for continued listing on The Nasdaq Capital Market to the Panel, including the Company’s commitment to effect a reverse stock split as approved by the Company’s stockholders on May 2, 2016 within a range of 1-for-5 and 1-for-25 shares, if necessary, to remedy the bid price deficiency and maintain the Company’s listing on Nasdaq.

The Company is diligently working to evidence compliance with all applicable requirements for continued listing on Nasdaq; notwithstanding, there can be no assurance that the Panel will determine to continue the Company’s listing or that the Company will be able to evidence compliance with the applicable listing criteria within the period of time that may be granted by the Panel.

If we are delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements.  In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

Finally, delisting of our common stock would likely result in our common stock becoming a “penny stock” under the Securities Exchange Act.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the shares but must trade it on an unsolicited basis. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for shares that become subject to those penny stock rules. Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

We could fail in future financing efforts or be delisted from The NASDAQ Capital Market if we fail to receive stockholder approval when needed.

We are required under the NASDAQ rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ. Funding of our operations and potential acquisitions of assets may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance. If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

While there has been relatively active trading in our common stock over the past twelve months, there can be no assurance that an active trading market in our common stock will be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock is expected to be limited to an increase in the value of the common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our company and have an adverse effect on the price of our common stock.

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock as of the record date on November 14, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

Our management will have broad discretion as to the use of the net proceeds from this offering, and, if applicable, from exercise of warrants offered in this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and, if applicable, from the exercise of warrants offered in this offering, and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock, see "Use of Proceeds" in this prospectus supplement for more information. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.255 per share in the net tangible book value of the common stock. See "Dilution" in this prospectus supplement for a more detailed discussion of the dilution which you will incur if you purchase common stock in this offering.

Our stockholders may experience significant dilution as a result of future equity offerings or issuances and exercise of outstanding options and warrants.

In order to raise additional capital or pursue strategic transactions, we may in the future offer, issue or sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other transaction at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell or issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Future sales of a significant number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock.

Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock and impair our ability to raise capital through the sale of additional equity securities. A substantial number of shares of common stock are being offered by this prospectus supplement, and we cannot predict if and when the purchasers may sell such shares in the public markets. In addition, we cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock.

 Special Note Regarding Forward-Looking Information

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements reflect the current view about future events. When used in this prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements.  Such statements, include, but are not limited to, statements contained in this prospectus supplement and the accompanying prospectus relating to our business, business strategy, products and services we may offer in the future, sales and marketing strategy and capital outlook.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Because forward looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statement of historical fact nor guarantees of assurance of future performance.  We caution you therefore against relying on any of these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to, a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; inability to raise capital to fund continuing operations; changes in government regulation; the ability to complete customer transactions and capital raising transactions, and other factors (including the risks contained in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to and do not intend to update any of the forward-looking statements to conform these statements to actual results.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the common stock offered by this prospectus supplement will be approximately $2,229,000, after deducting estimated offering expenses payable by us.

We intend to use our net proceeds from this offering to grow our On Net business and for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, increasing our working capital, and the financing of ongoing operating expenses and overhead. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

Dilution

Our net tangible book value as of March 31, 2016 was approximately $(10,700,969), or $(0.160) per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of common shares outstanding as of March 31, 2016. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per common share immediately after this offering.

After giving effect to the sale of 15,000,000 shares of common stock in this offering at the public offering price of $0.152 per share and after deducting estimated offering expenses payable by us of $51,000 and attributing no value to the warrants, our as adjusted net tangible book value as of March 31, 2016 would have been approximately $(8,471,969) or $(0.103) per share. This represents an immediate improvement in net tangible book value of $0.057 per share to existing shareholders and immediate dilution in net tangible book value of $0.255 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per common share basis:

Offering price per share		$0.152
Net tangible book value per common share as of March 31, 2016	$(0.160)
Increase per share attributable to new investors	0.057
As adjusted net tangible book value per share after this offering		(0.103)
Dilution per common share to new investors		$0.255

The number of shares of common stock to be outstanding after this offering is based on 66,999,325 shares outstanding as of March 31, 2016 and does not include the 15,000,000 shares of common stock issuable upon the exercise of the warrants issued to investors in a concurrent private placement, and also excludes, as of that date:

●	an aggregate of 5,075,542 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $2.24 per share;

●	up to 2,209,650 additional shares of common stock that have been reserved for issuance in connection with future grants under our equity incentive plans; and

●	an aggregate of 4,050,000 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.31 per share.

To the extent that outstanding options or warrants are exercised, investors purchasing common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

Private Placement of Warrants

Concurrently with the closing of the sale of shares of common stock in this offering, we also expect to issue and sell to the investors warrants to purchase an aggregate of 15,000,000 shares of our common stock, at an initial exercise price equal to $0.25 per share. The warrants shall have a term of five years from the initial date of issuance.

Each warrant shall be first exercisable on the date of issuance, or, if required by the listing rules of The Nasdaq Capital Market or shareholder approval requirements of Nasdaq, on the six month anniversary of the date of issuance, and have a term of exercise equal to five years from the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The warrants shall be exercisable on a cash basis if there is an effective registration statement registering the resale of the shares of common stock issuable upon exercise of the warrants on file with the Securities and Exchange Commission prior to the 90 day anniversary of the initial issuance date. If such resale registration statement has not been declared effective by the 90 day anniversary of the initial issuance date, then the warrants shall be exercisable by means of a “cashless exercise.”

Such securities will be issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the investors may exercise those warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

Plan of Distribution

We are offering 15,000,000 shares of common stock directly to certain accredited investors. The offering is not being made through an underwriter or placement agent. We have entered into securities purchase agreements with these investors for the full amount of the offering. The form of securities purchase agreement is included as an exhibit to our Current Report on Form 8-K that we have filed with the Securities and Exchange Commission in connection with this offering. See “Where You Can Find More Information”.

Our obligation to issue and sell common stock to the investors is subject to the conditions set forth in the securities purchase agreements. A purchaser’s obligation to purchase common stock is subject to conditions set forth in the securities purchase agreements as well.

We will deliver the shares of common stock being issued to the investors electronically upon receipt of investor funds for the purchase of the shares of our common stock offered pursuant to this prospectus supplement. We expect to deliver the shares of our common stock being offered pursuant to this prospectus supplement on or about June 20, 2016. We estimate the total expenses of this offering which will be payable by us will be approximately $51,000.

The transfer agent for our common stock is Continental Stock Transfer and Trust. Our common stock is traded on the The Nasdaq Capital Market under the symbol “TWER.”

Legal Matters

Sichenzia Ross Friedman Ference LLP, New York, New York, will pass on the validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

Experts

The financial statements as of December 31, 2015 and December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of certain information filed by us with the SEC are also available on our website at www.invivotherapeutics.com. The information available on or through our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon.

Incorporation of Certain Information by Reference

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	Annual Report for the year ended December 31, 2015 on Form 10-K filed on March 18, 2016;
●	Amendment No. 1 to Annual Report for the year ended December 31, 2015 on Form 10-K/A filed on April 29, 2016;
●	Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q filed on May 10, 2016;
●	Definitive Proxy Statement filed on May 4, 2016;
●	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on June 9, 2016, June 8, 2016, June 2, 2016, May 23, 2016, May 4, 2016, April 29, 2016, March 15, 2016, March 10, 2016 and February 17, 2016; and
●	The description of our common stock contained in our Form 8-A filed on November 11, 2012.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Exhibits to our SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Towerstream Corporation

88 Silva Lane

Middletown, RI 02842

Attn.: Corporate Secretary

As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8259086
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

88 Silva Lane

Middletown, Rhode Island, 02842

(401) 848-5848

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey M. Thompson
President and Chief Executive Officer
88 Silva Lane

Middletown, Rhode Island, 02842

(401) 848-5848

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

(212) 930-9725 - Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐ 

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☐

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	—	—	—	—
Preferred Stock, $0.001 par value per share	—	—	—	—
Warrants	—	—	—	—
Units(4)	—	—	—	—
Total	16,000,000	$2.05	$32,720,000	$3,802.06

(1)	We are registering common stock, preferred stock, warrants and units, such combination not to exceed 16,000,000 shares of common stock on a fully diluted basis. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(2)

As there is currently no market for our preferred stock, warrants or units, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s common stock reported on The NASDAQ Capital Market on May 27, 2015.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.
(4)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2015

PROSPECTUS

TOWERSTREAM CORPORATION

Common Stock, Preferred Stock, Warrants or Units, such Combination not to Exceed 16,000,000 Shares of Common Stock on a Fully Diluted Basis

We may offer and sell, from time to time in one or more offerings, common stock, preferred stock, warrants and units, such combination not to exceed 16,000,000 shares of common stock on a fully diluted basis. The preferred stock, warrants and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours.

We will provide specific terms of these offerings and securities in one or more supplements to this prospectus.  Such prospectus supplements may also add, update or change information in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any securities.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is presently listed on The NASDAQ Capital Market under the symbol “TWER”.  On May 27, 2015, the last reported sale price of our common stock was $2.01.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks.  See “Risk Factors” contained herein for more information on these risks.  Additional risks will be described in the related prospectus supplements under the heading “Risk Factors”.  You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time in one or more offerings sell any combination of common stock, preferred stock, warrants or units, such combination not to exceed 16,000,000 shares of common stock on a fully diluted basis. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled “Risk Factors,” and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

Towerstream Corporation (“Towerstream”, “we”, “us”, “our” or the “Company”) is a leading 4G and Small Cell Rooftop Tower company which provides a wide range of wireless communication services through its fixed wireless business segment and shared wireless infrastructure business segment.

During its first decade of operations, the Company's business activities were focused on delivering Fixed Wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Segment" ("Fixed Wireless" or "FW") has historically grown both organically and through acquisitions.

In 2010, the Company began exploring opportunities to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Over the past few years, a significant increase in mobile data generated by smartphones, tablets and other devices has placed tremendous demand on the networks of the carriers. This has caused the carriers to explore a wide range of solutions including (i) acquiring additional spectrum, (ii) employing Wi-Fi to offload data traffic and (iii) utilizing small cell technologies to increase capacity and coverage in dense urban areas. During this period, the Company incurred various costs related to identifying possible new solutions and services. These costs included rent payments under lease agreements which provide the Company with the right to install wireless technology equipment on the rooftops of buildings. The Company refers to these locations as "street level rooftops" because Wi-Fi and small cell technologies are required to be close to the ground, and therefore, the buildings are often one to two stories high. The Company also incurred costs to construct a carrier-class network to offload data traffic. The Company has entered into the lease agreements and commenced these capital projects for the purpose of securing capacity that it believes is needed to maintain its competitive position in the wireless industry. The Company believes that the wireless communications industry is experiencing a fundamental shift from its traditional, macro-cellular architecture to densified small cell architecture where existing cell sites will be supplemented by many smaller base stations operating near street level. The Company also believes that Wi-Fi will be an integral component of small cell architecture.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”). Hetnets was formed to operate a new shared wireless infrastructure platform that emerged from the Company's efforts to identify opportunities to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets operates a carrier-class network which has been constructed on "street level rooftops" which are closer to the ground (where Wi-Fi and small cell can operate with less interference from the macro cell) than the Company's traditional fixed wireless network. Hetnets is structured to operate like a tower company and expects to generate rental income from four separate sources including (i) rental of space on street level rooftops for the installation of customer owned small cells which includes Wi-Fi antennae, Distributed Antenna System (“DAS”), and Metro and Pico cells, (ii) rental of a channel on Hetnets’ Wi-Fi network for Internet access and the offloading of mobile data, (iii) rental of a port for backhaul or transport, and (iv) power and other related services. The Company refers to the activities of Hetnets as its “Shared Wireless Infrastructure” (or “Shared Wireless”) business.

During 2013, we began exploring opportunities to provide wireless connectivity solutions to “competitive local exchange carriers”, or CLECs, which are regulated phone and data companies. There can be no assurance that we will successfully complete any acquisition, partnership or collaborations with a CLEC.  To date, we have entered into one wholesale agreement with a CLEC, which is in its early stages and thus we cannot evaluate its success.

A CLEC may own its own facilities or may be a reseller and lease telephone and internet connectivity from a facilities-based local exchange carrier or "LEC" instead of owning facilities.  Historically, a CLEC reseller could lease from a LEC one or more T-1 lines capable of delivering approximately 1.5 mpbs of connectivity.  In recent years, the continued explosion of the internet into the business environment, including the emergence of cloud-based applications, has resulted in a significant percentage of businesses that require significantly more bandwidth than can be provided by a T-1 line.  Businesses may purchase multiple T-1 lines but such an approach can introduce network integration issues and is not a practical solution for businesses that require 100 mbps or greater bandwidth.

We believe that our fixed wireless solutions can quickly and cost-effectively enable CLECs to deliver dramatically higher bandwidth solutions that their customers are seeking at lower cost.  The inability to provide their customers with higher bandwidth services is the leading cause of churn (customer loss) at CLECs.    Some CLECs have installed fiber optics in buildings where they have customers, but this process is expensive and time consuming.

Our Networks

The foundation of our networks consist of Points of Presence (or "PoPs" or "Company Locations") which are generally located on very tall buildings in each urban market. We enter into long term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet or to pass small cell signals to carriers and other service providers. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location. Our Points of Presence are utilized by both our Fixed Wireless and Shared Wireless Infrastructure segments.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions. Our acquisitions include (i) Sparkplug Chicago, Inc., operating in Chicago, Illinois, (ii) Pipeline Wireless, LLC, operating in Boston, Massachusetts and Providence, Rhode Island, (iii) One Velocity, Inc., operating in Las Vegas and Reno, Nevada, (iv) Color Broadband Communications, Inc., operating in Los Angeles, California, and (v) Delos Internet, operating in Houston, Texas.

Our Shared Wireless Infrastructure segment presently operates in New York City, Chicago, San Francisco, and Miami. In June 2013, we entered our first significant customer agreement with a major cable operator to provide Wi-Fi services in New York City. We expect to expand our Shared Wireless segment activities into additional markets based on customer demand, and anticipate that they will most likely be in markets where we presently offer fixed wireless services.

Corporate Information

We were organized in the State of Nevada in June 2005. In January 2007, we changed our state of incorporation to Delaware and discontinued the business that had been conducted prior to 2007 and succeeded to the current business of the Company as our sole line of business.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our current or future business strategies.

In order to pursue business strategies, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do these successfully could be affected by any one or more of the following factors:

●	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of our services to achieve market acceptance;

●	our ability to manage third party relationships effectively;

●	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish POPs on their rooftop;

●	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

●	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel, especially individuals experienced in network operations and engineering;

●	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

●	our ability to accurately predict and respond to the rapid technological changes in our industry; and

●	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business strategy and the long term viability of our business.

We depend on the continued availability of leases and licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek initial five year terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

We may not be able to attract and retain customers if we do not maintain and enhance our brand.

We believe that our brand is critical part to our success. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We are pursuing acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business including the diversion of management time and focus from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, as well as the financial limitations of the indemnitor or warrantor.

We continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material transactions.  Integrating acquisitions is often costly and may require significant attention from management.  Delays or other operational or financial problems that interfere with our operations may result.  If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected.  In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

Our inability to finance acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our common stock as full or partial payment. Using shares of our common stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

Since 2010, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

●	failure of the acquired businesses to achieve expected results;

●	integration difficulties could increase customer churn and negatively affect our reputation;

●	diversion of management’s attention and resources to acquisitions;

●	failure to retain key personnel of the acquired businesses;

●	disappointing quality or functionality of acquired equipment and personnel; and

●	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

The expansion of our acquisition efforts to include competitive local exchange carriers, or “CLECs” could expose us to a new array of risks and uncertainties which could result in substantial costs, operational challenges, and financial difficulties.

Since 2013, we have evaluated a number of opportunities to acquire, partner, or collaborate with CLECs. There can be no assurance that we will successfully complete any acquisition, partnership or collaborations with a CLEC.  In addition to the general risks associated with acquisitions as described in the preceding risk factor, risks specifically associated with the acquisition of CLECs include:

●	failure to establish line-of-sight to the acquired customer locations which is an essential component of a successful fixed wireless installation;

●	an inability to secure additional capacity on our Points-of-Presence which is the foundation of our fixed wireless network and the core manner in which we connect customers to the World Wide Web; and

●	competition from larger and better capitalized communications companies who may be able to realize greater synergies and offer a higher price for acquisition targets.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our Fixed Wireless business was launched in 2000 and incurred losses in each year of operation as the Company’s only operating segment until the Company adopted segment reporting in the beginning of 2013.  Upon the adoption of segment reporting, the Company presented its business in three reportable segments:  Fixed Wireless, Shared Wireless and Corporate.  Our Fixed Wireless segment has reported operating profits since the beginning of 2013.  We cannot anticipate if our Fixed Wireless segment will continue to be profitable. We may incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

As of March 31, 2015, we had approximately $32,000,000 in cash and cash equivalents with two large financial banking institutions.  At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses.  We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties constructing, upgrading and maintaining our network which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that provide customers with high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not complete these improvements successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation then the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing network improvements and completing maintenance and upgrade projects. Portions of these projects may not be within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

We may be unable to operate in certain markets if we are unable to obtain and maintain rights to use licensed spectrum.

We provide our services in some markets by using spectrum obtained through licenses or long-term leases. Obtaining authorizations to use licensed spectrum can be a long and difficult process that can be costly and require substantial management resources.  Securing licensed spectrum may subject us to increased operational costs, greater regulatory scrutiny and arbitrary government decision making.

Licensed spectrum, whether owned or leased, poses additional risks, including:

●	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases may be conditioned;

●	increases in spectrum acquisition costs or complexity;

●	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

●	adverse changes to regulations governing spectrum rights;

●	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in the licensed or adjacent bands;

●	contractual disputes with, or the bankruptcy or other reorganization of, the license holders which could adversely affect control over the spectrum;

●	reclassification of spectrum bands or spectrum usage rights by the FCC so that licenses provide less protection from interference of others;

●	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

●	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in all of our markets to provide our service offerings.  Unlicensed spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future.  The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues and adversely impact our operating results. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

●	interruptions to the delivery of services to customers over our network;

●

the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

●	changes in promotions and new marketing or sales initiatives;

●	new competitors entering the markets in which we offer service; and

●	a reduction in the quality of our customer service billing errors.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenues.

If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no prior history of other companies that have successfully pursued our strategy of delivering fixed wireless bandwidth services to businesses. Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of (i) Philip Urso, Chairman, (ii) Jeffrey M. Thompson, President and Chief Executive Officer, and (iii) Joseph Hernon, Chief Financial Officer. Our calendar year, employment agreement with Mr. Thompson is automatically extended for an additional year, unless either party gives prior written notice of non-renewal to the other party no later than November 2 of each agreement term. We do not have an employment agreement with Mr. Hernon. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of "key man" insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to grow our business and retain our existing customer base.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.  We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers thus impairing future growth.

Customers may perceive that our network is not secure if our data security controls are breached which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security controls, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

13

Risks Related to Shared Wireless Infrastructure

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation ("Hetnets") to operate the newly formed, Shared Wireless Infrastructure segment. References in this section to "We", "Us", or "Our" refer to the Company, Towerstream Corporation, as a whole. In this section, "its" refers to Hetnets on a business segment operating basis. Risks associated with Hetnets and its focus on shared wireless infrastructure include:

We have limited experience operating a shared wireless infrastructure company.

Our recently formed subsidiary, Hetnets, has operated as a shared wireless infrastructure enterprise for a limited time period, since January 2013. We may decide to operate Hetnets as a stand-alone business with its own management and board. For the near term, the management and board of directors are expected to be composed entirely of Towerstream officers and directors which could raise conflicts of interest. There is no assurance that we will be able to execute our business plan for Hetnets. We may not be able to operate Hetnets successfully, including generating revenues and achieving profitability.

Hetnets is a new, untested business model that is similar to, yet different than, many traditional tower companies and for this reason is subject to many risks of tower companies and other risks which may not presently be known. If we are unable to execute our business strategy, or are unable to attract customers or capital either as a result of the risks identified herein or for any other reason, our business, results of operations, and financial condition could be materially and adversely affected and we may be forced to terminate operations related to Hetnets, which could have a material adverse effect on the business, results of operations and financial condition of the Company as a whole.

Hetnets has limited operating history and this lack of experience may impede our ability to successfully manage the Hetnets business.

Key members of our management team responsible for leadership roles in the Hetnets business have limited experience operating a business that is solely engaged in the Shared Wireless Infrastructure business. We do not believe there is any existing business that is dedicated primarily to establishing a dominant position in shared wireless infrastructure to be offered for use by others and as such both management and the business face uncertain risks. Hetnets has no operating history as a separate company. We cannot assure you that our past experience will be sufficient to successfully operate Hetnets as a separate business.

For a period of time, we will utilize shared resources of Towerstream for Hetnets’ business and operations. If our management, sales, finance and accounting staff is unable for any reason to respond adequately to the increased demands that will result from separate operations, we may be forced to incur additional administrative and other costs to avoid experiencing deficiencies or material weaknesses in our disclosure controls and procedures or our internal control over financial reporting. We have not yet established processes or procedures for operating Hetnets as a separate business unit.

Hetnets has a history of operating losses and we expect to continue incurring losses for the foreseeable future.

Our Shared Wireless Infrastructure business was launched in 2013, has incurred losses in each year of operation and we expect it to continue to incur losses for the foreseeable future.  We cannot anticipate when, if ever, Hetnets’ operations will become profitable. We expect that Hetnets will incur significant net losses as we pursue our business strategy. We intend to invest significantly in Hetnets before we expect cash flow from operations to be adequate to cover its operating expenses.

We may be unable to successfully execute any of the business opportunities we have identified for Hetnets to pursue.

In order for Hetnets to pursue business opportunities, we will need to build an effective company infrastructure and establish operational capabilities. Our ability to accomplish these objectives could be affected by any one of the following factors:

●	the ability of Hetnets equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of Hetnets to grow and integrate new Small Cell antennae and shared wireless networks into our business;

●	the ability of Hetnets to identify suitable locations and negotiate acceptable agreements with building owners so that it can establish new rooftop locations;

●	the ability of Hetnets to effectively manage the growth and expansion of its business operations without incurring excessive costs, high employee turnover or damage to business relationships;

●	the ability of Hetnets to attract and retain qualified personnel which may be affected by the significant competition in our industry for individuals experienced in network operations and engineering;

●	the ability of Hetnets to accurately predict and respond to the rapid technological changes in its industry and the evolving demands of the markets it serves and plans to serve; and

●	our ability to raise additional capital to fund Hetnets’ growth and to support its operations until it reaches profitability.

The failure of Hetnets to adequately address any one or more of the above factors could have a significant adverse impact on its ability to execute its business plan and may adversely affect its and our business, results of operations and financial condition.

Many of the potential customers of Hetnets have substantially greater assets than the Company and may invest in developing their own shared or dedicated wireless infrastructure.  Our competition may include businesses that are also potential customers.  Either of these developments could have a material adverse effect on Hetnets and its business, results of operations and financial condition. Our competition may include businesses that are also potential customers of Hetnets.

Our plans for Hetnets may include financing or joint ventures on a stand-alone basis or a spinoff of all or a portion of the ownership of Hetnets.

Our plans for Hetnets may include financing for Hetnets on a stand-alone basis, joint venture arrangements with strategic partners or financial investors, spinning all or a portion of Hetnets off to our stockholders, or a public offering of a portion of the equity of Hetnets, although such actions have not yet been approved by the Company and may change. Any of these actions could have a material adverse effect on our business, results of operations, and financial condition.

We depend on the continued availability of leases for our Hetnets shared wireless infrastructure business.

We intend to seek to obtain five year initial terms for our leases with renewal options of three to five years each, although there can be no assurance that we will be able to do so. Such renewal options are exercisable generally at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases with us in the future, we could be forced to seek alternative arrangements with other building owners. If we are unable to continue to renew or replace our shared wireless infrastructure leases on satisfactory terms, Hetnets’ and our business, results of operations and financial condition could be materially and adversely affected.

We are a new entrant in an industry which is dominated by very large companies and which is subject to long sales cycles and market volatility.

We expect long lead times from our prospective customers prior to establishing predictable, recurring revenue streams for our Hetnets segment due to the long-term nature of purchasing and commitment decisions of large organizations. We also expect to experience delays in converting our customer trials into purchase orders from our prospective customers. The nature and duration of adoption and commitment delays is unpredictable. We depend on the willingness of our prospective customers to transact business with a new entrant in the tower industry offering shared wireless infrastructure, which technologies have not been fully proven or adopted by the industry. In addition, we will continue to be subject to the financial strength and creditworthiness of our customers. Wireless service providers and other prospective customers operate with substantial leverage and have in the past filed for bankruptcy. As a small company, we may be more vulnerable than larger companies to client credit issues, payment delays and bankruptcies. In economic down cycles, necessary capital raising activities by our customers may be thwarted and cause further delays or impact new technology deployment which could adversely affect us. Each of the foregoing factors could have a material adverse effect on our business, results of operations or financial condition.

Hetnets will rely on a limited number of suppliers that manufacture carrier-class shared wireless infrastructure equipment.

Hetnets depends on a limited number of third party suppliers for carrier-class equipment required for its shared wireless infrastructure. It also depends on a limited number of third parties to install and maintain its infrastructure equipment. Hetnets does not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy Hetnets’ requirements, it may not have sufficient equipment for the installation of new network locations or the maintenance of existing locations. Such developments could force it to suspend the deployment of its shared wireless infrastructure and may impair its growth. This could have a material adverse effect on our business, results of operations and financial condition.

If data security controls employed by Hetnets are breached, customers may perceive that its shared wireless infrastructure is not secure which may adversely affect its ability to attract and retain customers, and expose Hetnets to liability.

Wireless infrastructure security and the authentication of customer credentials are designed to protect unauthorized access to data on our shared wireless infrastructure. Because techniques used to prevent unauthorized access to or to sabotage wireless infrastructure change frequently and may not be recognized until launched against a target, Hetnets may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome Hetnets’ encryption and security systems, and gain access to data on its wireless infrastructure. In addition, because Hetnets operates and controls its shared wireless infrastructure and our customers’ Internet connectivity, unauthorized access or sabotage of the Hetnets shared wireless infrastructure could result in damage to Hetnets’ shared wireless infrastructure and to the computers or other devices used by its customers. An actual or perceived breach of shared wireless infrastructure security, regardless of whether the breach is the fault of Hetnets, could harm public perception of the effectiveness of its security controls, adversely affect its ability to attract and retain customers, expose it to significant liability and adversely affect its business prospects. This could have a material adverse effect on Hetnets’ and, accordingly, our business, results of operations and financial condition.

    The technology used by Hetnets may infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit it from operating.

Third parties may assert infringement or other intellectual property claims against Hetnets related to its trademarks, services or the technology it uses or may use in the future to operate its shared wireless infrastructure. Hetnets may have to pay substantial damages, including damages for past infringement, if it is determined that its shared wireless infrastructure infringe a third party’s proprietary rights. Further, it may be prohibited from maintaining the infringing shared wireless infrastructure or portions thereof or be required to pay substantial royalties or licensing fees to maintain it. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against it could materially and adversely affect our business, results of operations and financial condition. We do not maintain insurance coverage for intellectual property claims nor have we established any reserves for potential intellectual property claims.

Hetnets may experience difficulties constructing, upgrading and maintaining its shared wireless infrastructure which could impair its ability to provide services to its customers and may reduce its revenues.

Hetnets’ success depends on developing and providing services that give customers access to high quality shared wireless infrastructure. If the number of customers using its shared wireless infrastructure increases, it may require more infrastructure and network resources to maintain the quality of its services. Consequently, it may be required to make substantial investments to improve its facilities and equipment, and to upgrade its technology and infrastructure. If Hetnets does not accomplish these objectives successfully, or experiences inefficiencies, operational failures or unforeseen costs, the quality of its shared wireless infrastructure could decline.

Hetnets may experience quality deficiencies, cost overruns and delays in implementing its shared wireless infrastructure, improvements and expansion and in maintenance and upgrade projects, including the portions of those projects not within its control or the control of its contractors. The development of shared wireless infrastructure may require securing permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the installation of rooftop and similar transmission equipment. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, Hetnets is required to obtain rights from building owners to install its equipment. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to install, expand, upgrade or maintain our shared wireless infrastructure. A failure in any of these areas could materially and adversely affect Hetnets’ and our business, results of operations and financial condition.

Hetnets relies on backhaul services from Towerstream's Fixed Wireless segment and others to support its shared wireless infrastructure.

Hetnets relies on the availability of backhaul services from Towerstream's Fixed Wireless segment and others to support its shared wireless infrastructure. Any delay or failure regarding the availability of backhaul services could have a material adverse effect on the operation of Hetnets’ or the costs incurred to operate its shared wireless infrastructure if it is required to obtain backhaul services from other providers or if such services otherwise are unavailable. This could have a material adverse effect on Hetnets’ and our business, results of operations and financial condition.

Hetnets utilizes unlicensed spectrum which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

Hetnets’ shared wireless infrastructure presently utilizes unlicensed spectrum in all of its markets. Unlicensed spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future. The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably maintain our shared wireless infrastructure. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition for network availability, which could have a material and adverse effect on Hetnets’ and our business, results of operations and financial condition.

Regulation of the unlicensed spectrum used by Hetnets could have an adverse effect.

If the FCC or another governing agency determines to impose new regulations, restrictions, or requirements on the unlicensed spectrum that we presently use, then the additional regulations and costs could have a material adverse effect on Hetnets’ and our business, results of operations and financial condition.

Interruption or failure of its shared wireless infrastructure systems could damage Hetnets’ reputation and adversely affect its operating results.

The business of Hetnets depends on the continuing operation of its shared wireless infrastructure systems with minimal interruptions of service. Hetnets may experience service interruptions or system failures in the future. Any service interruption could adversely affect its customers’ ability to operate their businesses and could result in their immediate loss of revenues. If Hetnets experiences frequent or persistent infrastructure failures, its reputation could be permanently harmed and customers may be reluctant to contract for access to its shared wireless infrastructure. Hetnets may need to make significant capital expenditures to increase the reliability of its shared wireless infrastructure and it may not have sufficient funds to cover such expenditures. This could have a material and adverse effect on our business, results of operations, and financial condition.

A small number of customers could account for a significant percentage of Hetnets’ revenue.

Hetnets currently expects to depend upon a relatively small number of potential customers for a significant percentage of its revenue. As a result, its business, financial condition and results of operations could be adversely affected if (i) it loses one or more of its larger customers, (ii) such customers significantly reduce their business with Hetnets, (iii) these customers fail to make payments or delay making payments, or (iv) Hetnets chooses not to enforce, or to enforce less vigorously, any rights that it may have against these customers because of a desire to maintain its relationship with them.

Hetnets faces competition securing long term lease agreements for the rooftop space on which it operates its shared wireless infrastructure services.

Hetnets competes with numerous broadband, Wi-Fi, cellular, commercial and other wireless network operators, many of whom desire rooftop locations similar to ours in the same markets, as well as various other public and privately held companies that may provide rooftop utilization as part of a more expansive managed services offering. In addition, Hetnets may face competition from new entrants into the wireless network market. Some of Hetnets’ competitors may have significant advantages, including longer operating histories, lower operating costs, pre-existing relationships with current or potential landlords, greater financial, marketing and other resources, and access to less expensive power. These advantages could allow competitors to respond more quickly to strategic opportunities or changes in its industries or markets. If Hetnets is unable to compete effectively, it may lose existing or potential rooftop locations, incur costs to improve its locations or be forced to reduce the coverage of its shared wireless infrastructure.

Hetnets attempts to secure long term agreements with the owners of the buildings on which it constructs its shared wireless infrastructure.  These agreements are normally for an initial five year period with an option to renew for additional five year periods.   Upon expiration, building owners may elect to not renew their leases or renew their leases at higher rates, or for shorter terms. If Hetnets is unable to successfully extend these leases or secure other comparable space when such leases expire, its business, results of operations, and financial condition could be adversely affected.

Hetnets is susceptible to catastrophic weather, business or other localized events because its shared wireless infrastructure is presently located in a limited geographic area.

Hetnets' shared wireless infrastructure is presently located in just four metropolitan areas. Therefore, it is susceptible to a wide range of localized events which could cause immediate adverse effects on its business, results of operations, and financial condition.  These events could include weather events such as a hurricane, tornado, or blizzard which could render Hetnets unable to provide service for a period of time.  Other localized events which could adversely effect Hetnets includes union strikes that limit access to the rooftops on which its infrastructure is located as well as power outages in the markets in which Hetnets operates.

Any failure of its shared wireless infrastructure could cause Hetnets to incur significant costs.

Hetnets’ business depends on providing highly reliable shared wireless infrastructure services to its customers. The physical infrastructure may fail for a number of reasons, including:

●	human error;

●	unexpected equipment failure;

●	power loss or telecommunications failures;

●	improper building maintenance by landlords in the buildings where it maintains equipment;

●	fire, tropical storm, hurricane, tornado, flood, earthquake and other natural disasters;

●	water damage;

●	war, terrorism and any related conflicts or similar events worldwide; and

●	sabotage and vandalism.

If, as a result of any of these events, or other similar events beyond its control there is an infrastructure failure, and it is not corrected immediately, Hetnets ultimately may suffer a loss of revenue which could materially and adversely affect its business, results of operations, and financial condition.

 Hetnets may have difficulty managing its growth.

Hetnets may rapidly and significantly expand if its initial network infrastructure generates customer demand. This would require it to increase significantly the number of its employees and, consequently, the entire size of Hetnets. Its growth may also significantly strain its management, operational and financial resources and systems. An inability to manage growth effectively or the increased strain on its management, resources and systems could materially adversely affect its business, results of operations, and financial condition.

Hetnets will require additional capital to fund its continued growth and such capital may not be available on commercially reasonable terms, or at all.

The continued growth and operation of Hetnets will likely require additional funding for working capital, any required upgrade of its networks, the construction of additional infrastructure to expand coverage, and possible acquisitions. Such funding may not be available when needed in adequate amounts or on acceptable terms, if at all. We may issue additional equity securities in public or private offerings in order to execute Hetnets' business strategy.

Any turbulence in the U.S. and other financial markets and economies may adversely affect Hetnets’ ability to access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on its business, results of operations, and financial condition. Our access to third-party sources of capital also depends, in part, on:

●	the market’s perception of Hetnets’ growth potential and operating performance;

●	Hetnets’ then current debt levels; and

●	the market price per share of our common stock.

Additionally, Hetnets may raise capital independently of the Company, and potentially at a price lower than the market price or book value at the time of issuance. Any such issuances may result in substantial dilution to existing shareholders. Similarly, we may seek debt financing and may be forced to incur interest expense. If we cannot secure sufficient funding for Hetnets, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, and other investments which could have a material adverse effect on our business, results of operations and financial condition.

The loss of any of our key personnel devoted to Hetnets, including executive officers or key sales associates, could adversely affect Hetnets’ and our business, financial condition and results of operations.

The success of Hetnets will continue to depend to a significant extent on its executive officers and key sales personnel. Each of its executive officers has a national or regional industry reputation that attracts business and investment opportunities. The loss of key sales personnel could hinder its ability to continue to benefit from existing and potential customers. We cannot provide any assurance that Hetnets will be able to retain its current executive officers or key sales personnel. The loss of any of these individuals could materially and adversely affect its and our business, results of operations, and financial condition.

    Hetnets operates in a rapidly evolving industry which makes it difficult to forecast its future prospects as its shared wireless infrastructure, or portions thereof, may become obsolete and it may not be able to develop replacement infrastructure on a timely basis or at all.

The wireless services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that the success of Hetnets depends on its ability to anticipate and adapt to these challenges, and to offer competitive shared wireless infrastructure opportunities on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless network assets less profitable or obsolete.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services.   Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results.  An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges, and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business. If we fail to comply with these regulations, we may be subject to penalties, both monetary and nonmonetary, which may adversely affect our financial condition and results of operations.

We are currently not required to register with the Universal Service Administrative Company (“USAC”) as a seller of telecommunications, nor are we required to collect Universal Service Fund (“USF”) fees from our customers or to pay USF fees directly.  In October 2011, the FCC adopted an Order dramatically changing the USF program.  In the next few months, the FCC is also expected to address USF contribution reform.  On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services is reclassified as telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. As part of the Title II reclassification, the FCC could adopt new regulations requiring broadband service providers to register and pay USF fees as well as submit to a significant amount of other common carrier regulations.

The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on the basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Depending on how the Open Internet rules are implemented, the Open Internet order could limit our ability to manage customers’ use of our networks, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. The FCC Open Internet regulations may constrain our ability to employ bandwidth management practices. Excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

 Risks Related to Our Indebtedness

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness and future indebtedness.

In October 2014, we entered into a loan agreement which provided us with a five-year $35 million term loan. The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum. We paid $705,911 of interest for the quarter ended March 31, 2015 and accrued $648,512 of PIK interest as of March 31, 2015.

Our indebtedness could have important consequences to you. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on our long-term debt is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our long-term debt agreement are secured by a security interest in all of our assets, exclusive of capital stock of the Company, certain capital leases, certain contracts and certain assets secured by purchase money security interests. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

Our long-term debt agreement contains various covenants limiting the discretion of our management in operating our business.

Our long-term debt agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;

●	grant liens on assets;

●	issue capital stock with certain features;

●	sell or acquire assets outside the ordinary course of business; and

●	make fundamental business changes.

If we fail to comply with the restrictions in our long-term debt agreement, a default may allow the lender under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the lender may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The long-term debt agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs which may result in their taking actions with which other shareholders do not agree.

Our executive officers and directors, and entities affiliated with them, control approximately 10% of our outstanding common stock (including shares of common stock underlying exercisable stock options). These shareholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other shareholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other shareholders’ best interest but which might negatively affect the market price of our common stock.

 We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to maintain compliance with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. If our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC.

We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Relating to Our Common Stock

We may fail to qualify for continued listing on The NASDAQ Capital Market which could make it more difficult for investors to sell their shares.

In May 2007, our common stock was approved for listing on The NASDAQ Capital Market and our common stock continues to be listed on The NASDAQ Capital Market. There can be no assurance that trading of our common stock will be sustained or that we can meet The NASDAQ Capital Market’s continued listing standards. In the event that our common stock fails to qualify for continued listing, our common stock could thereafter only be quoted on the OTC Bulletin Board or the “pink sheets.” Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

While there has been relatively active trading in our common stock over the past twelve months, there can be no assurance that an active trading market in our common stock will be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock is expected to be limited to an increase in the value of the common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our company and have an adverse effect on the price of our common stock.

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock as of the record date on November 14, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future developments and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only.  Because the risk factors referred to above, as well as the risk factors referred to on page 9 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for acquisitions of other companies or new technologies, the repayment, refinancing, redemption or repurchase of indebtedness or capital stock and general corporate purposes, which may include working capital, capital expenditures, development expenditures, and FCC and other regulatory matters.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

THE SECURITIES WE MAY OFFER

We may offer any of the following securities from time to time:

●	shares of our common stock;

●	shares of our preferred stock;

●	warrants to purchase shares of our preferred stock or common stock; and/or

●	any combination of our common stock, preferred stock or warrants.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.  This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Common Stock.    We may offer shares of our common stock.  Our common stock is traded on The NASDAQ Capital Market under the symbol “TWER.”

Preferred Stock.    We may offer our preferred stock in one or more series.  For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Warrants.    We may offer warrants to purchase our common stock and preferred stock.  For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms.  We may issue the warrants under warrant agreements between us and one or more warrant agents.

Units.    We may offer units comprised of our common stock, preferred stock and warrants in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any accompanying prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any accompanying prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.

The accompanying prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock summarizes the material terms and provisions of the common stock and preferred stock and is not complete. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation which may be further amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law (“DGCL) may also affect the terms of these securities.

Our authorized capital stock consists of 95,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

We are authorized to issue 95,000,000 shares of common stock. Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to the declaration and payment of dividends will be made at the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering including any of the following applicable terms:

●	the series, the number of shares offered and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on common stock;

●	diluting the voting power of common stock;

●	impairing the liquidation rights of common stock; and

●	delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

Our board of directors has designated 350,000 shares of our preferred stock as Series A Preferred Stock (“Series A Preferred Stock”).

On November 8, 2010, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of one right for each share of common stock.  Each right, if exercisable will entitle the holder to purchase one one-hundredth of a share of Series A Preferred Stock at an exercise price of $18.00. The preferred shares are structured so that the value of one one-hundredth of a preferred share will approximate the value of one share of the Company's common stock.

The purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.  The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. However, the plan could also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary.  When the rights initially become exercisable, as described above, each holder of a right will be allowed to purchase one one-hundredth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.00.  However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on November 8, 2020.  The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

Each Share of Series A Preferred Stock will be entitled to a preferential dividend of 100 times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of common stock.  Each share of Series A Preferred Stock will have 100 votes and will vote together with the common stock.  In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to the greater of $0.001 per whole share or an amount equal to 100 times the amount distributed on each share of common stock. These rights are protected by customary anti-dilution provisions. Unless otherwise provided in the certificate of incorporation or a certificate of designation relating to a subsequent series of preferred stock, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director.  The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

●	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the DGCL; or (4) for any transaction from which the director derived any improper personal benefit.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the DGCL prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DCGL defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “TWER”.  We have not applied to list our common stock on any other exchange or quotation system.

Description of Warrants

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000.  We may also choose to act as our own warrant agent.  We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

 We will describe in the applicable prospectus supplement the terms of the series of warrants, including, but not limited to:

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the warrant agreement under which the warrants will be issued;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	anti-dilution provisions of the warrants, if any;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●

the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

●	the manner in which the warrant agreement and warrants may be modified;

●	the identities of the warrant agent and any calculation or other agent for the warrants;

●	federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants;

●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Calculation Agent

Calculations relating to warrants may be made by a calculation agent, an institution that we may appoint as our agent for this purpose.  The prospectus supplement for a particular warrant will name the institution that we have appointed, if applicable, to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	directly to one or more purchasers;

●	through agents;

●	to or through underwriters, brokers or dealers;

●	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, include, without limitation, through:

●	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

●	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

●

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us, as applicable, to close out its short positions;

●

enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

●

loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

●	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

●	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

●	any delayed delivery arrangements;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to the prevailing market prices; or

●	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which they will receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is listed on The NASDAQ Capital Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or warrants on any securities exchange or quotation system; any such listing with respect to any particular preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, in each case, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	Annual Report for the year ended December 31, 2014 on Form 10-K filed on March 12, 2015;

●	Quarterly Report for the quarter ended March 31, 2015 on Form 10-Q filed on May 11, 2015;

●	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on March 12, 2015 and May 11, 2015; and

●	The description of our common stock contained in our Form 8-A filed on November 11, 2012.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (401) 848-5848 or by writing to us at the following address:

Towerstream Corporation

88 Silva Lane
Middletown, Rhode Island

Attn.: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee:

SEC registration fee		$3,802.06
FINRA filing fee	$	*
Transfer agent’s fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*

Total	$	*

        * Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.  Indemnification of Officers and Directors.

Section 145 of the DCGL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DCGL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

 We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 16.  Exhibits.

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1

Composite Certificate of Incorporation of Towerstream Corporation (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 30, 2008)

3.2

Certificate of Amendment to the Certificate of Incorporation of Towerstream Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 8, 2012)

3.3	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2007)

3.4	Amendment No. 1 to By-laws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 30, 2008)

3.5

Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2010)

4.1	Rights Agreement (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2010)

4.2	Form of Specimen Stock Certificate*

4.3	Form of Certificate of Designations, Rights and Preferences of Preferred Stock*

4.4	Form of Warrant and Warrant Agreement for Common Stock *

4.5	Form of Unit*

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of Marcum LLP

24.1	Power of Attorney (included on signature page to this Form S-3)

*	To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B;

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of the Securities Act prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Middletown, Rhode Island, on the 29th day of May, 2015.

TOWERSTREAM CORPORATION

By:	/s/ Jeffrey M. Thompson
Jeffrey M. Thompson
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Joseph P. Hernon
Joseph P. Hernon
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Thompson, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Jeffrey M. Thompson	President, Chief Executive Officer and Director	May 29, 2015
Jeffrey M. Thompson	(Principal Executive Officer)

/s/ Joseph P. Hernon	Chief Financial Officer	May 29, 2015
Joseph P. Hernon	(Principal Financial and Principal Accounting Officer)

/s/ Philip Urso	Director - Chairman of the Board of Directors	May 29, 2015
Philip Urso

/s/ Howard L. Haronian, M.D.	Director	May 29, 2015
Howard L. Haronian, M.D.

/s/ William J. Bush	Director	May 29, 2015
William J. Bush

/s/ Paul Koehler	Director	May 29, 2015
Paul Koehler